December 15, 2009

U.S. Energy Corp.

877 North 8th West

Riverton, Wyoming 82501

Dear Sirs:

We have acted as special counsel to U.S. Energy Corp. (the “Company”) with respect to certain legal matters relating to (i) the Registration Statement on Form S-3 (Registration No. 333-162607), as amended (the “Registration Statement”), including the base prospectus contained therein (the “Base Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering under the Securities Act shares of the common stock of the Company, par value $0.01 per share (the “Common Stock”) and (ii) the final prospectus supplement, dated December 11, 2009 (together with the Base Prospectus, the “Final Prospectus”), in connection with the offer and sale of up to an aggregate of 5,000,000 shares of Common Stock (5,750,000 shares if the over-allotment option is exercised) (the “Shares”), to be issued by the Company and sold pursuant to the terms of an underwriting agreement between the Company, Madison Williams and Company LLC and C.K. Cooper & Company, Inc. dated December 11, 2009 (the “Underwriting Agreement”).

We have examined originals or certified copies of (i) the Underwriting Agreement and (ii) such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Shares have been issued and delivered in accordance with the terms of the Underwriting Agreement and upon payment of the consideration therefore provided for in the Underwriting Agreement, such Shares will be duly authorized and validly issued and will be fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A)        We have assumed that the Shares will be issued and sold in the manner stated in the Registration Statement and the Final Prospectus, and in accordance with the terms of the Underwriting Agreement.

U.S. Energy Corp.
December15, 2009

B)        The opinions expressed herein are limited to matters governed by the federal laws of the United States of America and the Wyoming Business Corporation Act.  Except as expressly stated above, we express no opinion with respect to the laws of any other jurisdiction.

This opinion letter has been prepared to be filed by the Company as an exhibit to a Current Report on Form 8-K (the “Form 8-K”). The Form 8-K will be incorporated by reference in the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K.  We also consent to the reference to this firm under the heading “Legal Matters” in the Final Prospectus.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules of the Securities and Exchange Commission thereunder.

                      Very truly yours,

                      DAVIS GRAHAM & STUBBS LLP